Exhibit 99.1

Cognex Reports First Quarter 2026 Results

May 6, 2026 — NATICK, MA — Cognex Corporation (NASDAQ: CGNX), the global technology leader in industrial machine vision, today reported financial results for the first quarter ended April 5, 2026.

First-Quarter Financial and Operating Highlights

•Revenue increased 24% year over year, or 21% on a constant-currency basis, exceeding expectations due to broad-based strength across major end markets.
•Operating margin was 22.3%; Adjusted EBITDA margin reached 26.9%, expanding 1,010 basis points year over year and marking the seventh consecutive quarter of margin improvement.
•Net income per diluted share was $0.31; Adjusted diluted earnings per share of $0.34 increased 113% year over year, representing the seventh straight quarter of growth.
•Returned $113 million to shareholders in Q1 primarily through opportunistic share repurchases.
•Advancing AI vision innovation: introduced two breakthrough AI vision platforms – the In‑Sight® 6900 powered by NVIDIA and the In‑Sight® 3900 embedded AI vision system powered by Qualcomm.
•Successfully completed the divestiture of the Japan‑focused trading business as part of the announced portfolio optimization.

“Since the CEO transition was announced a year ago, we’ve moved with urgency to focus our strategy, strengthen execution, and position Cognex for sustainable, profitable growth,” said Matt Moschner, President and CEO. “This was evident in Q1, highlighted by the launch of two breakthrough AI vision systems, the completion of the trading business divestiture and continued execution toward our announced cost reduction target. We believe that this progress is clearly reflected in our Q1 results, with an exceptional start to the year and broad‑based outperformance during the quarter."

Mr. Moschner continued, "Our latest AI vision products reinforce our technology leadership and objective of becoming the #1 provider of AI‑powered machine vision. By combining our industry-leading AI vision tools with high-performance embedded systems and the scalability of OneVision™, we’re enabling customers to solve more complex inspection challenges at the edge – faster, easier, and without the cost and complexity of PC-based architectures."

Dennis Fehr, CFO, added, “Our strong Q1 performance reflects disciplined execution and continued progress against our profitable growth strategy. As we continue to transform our operating model, we expect to drive higher productivity, support sustainable margin expansion, and reinforce our commitment to creating long‑term shareholder value."

Financial Performance Highlights for the First Quarter
(Dollars in millions, except per share amounts)

	Three-months ended
	April 05, 2026	March 30, 2025	Y/Y Change
Revenue	$268	$216	+24%

Operating Income	$60	$26	+131%
% of Revenue	22.3%	12.1%	+1,020 bps

Adjusted EBITDA*	$72	$36	100%
% of Revenue	26.9%	16.8%	+1,010 bps

Net Income per Diluted Share	$0.31	$0.14	+121%

Adjusted EPS (Diluted)*	$0.34	$0.16	+113%
*Adjusted EBITDA and Adjusted EPS (Diluted) include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this news release.

•Revenue was $268 million, compared with $216 million in the first quarter of 2025, an increase of 24%. Excluding the impact of foreign currency exchange (FX), revenue increased 21% compared to the prior year. The year-over-year increase in revenue was driven by broad-based strength across major end markets.

•Gross margin was 71.1% compared to 66.8% in the first quarter of 2025. Adjusted gross margin of 71.8% compared to 67.6% in the first quarter of 2025, an increase of 420 basis points. The year-over-year increase was primarily driven by favorable mix and volume, slightly offset by tariffs.

•Operating expenses were $131 million compared to $118 million in the first quarter of 2025, an increase of 11%. Adjusted operating expenses were $125 million compared to $115 million in the first quarter of 2025, an increase of 9%. On a constant-currency basis, Adjusted operating expenses increased 4% year over year, driven by higher incentive compensation, partially offset by disciplined cost management.

•Operating income was $60 million compared to $26 million in the first quarter of 2025, an increase of 131%. Operating margin was 22.3% compared to 12.1% in the first quarter of 2025, an increase of 1,020 basis points. Adjusted operating margin was 25.2% compared to 14.4% in the first quarter of 2025, an increase of 1,080 basis points.

•Adjusted EBITDA was $72 million compared to $36 million in the first quarter of 2025, an increase of 100%. Adjusted EBITDA margin was 26.9% compared to 16.8% in the first quarter of 2025, an increase of 1,010 basis points. The year-over-year expansion was driven by revenue growth and favorable mix.

•Net income of $52 million compared to $24 million in the first quarter of 2025, an increase of 117%. Adjusted net income of $57 million compared to $27 million in the first quarter of 2025, an increase of 111%.

•Net income per diluted share was $0.31 compared to $0.14 in the first quarter of 2025, an increase of 121%. Adjusted diluted earnings per share were $0.34 compared to $0.16 in the first quarter of 2025, an increase of 113%.

Balance Sheet and Cash Flow Highlights

•As of April 5, 2026, Cognex’s financial position remained strong, with $622 million in cash and investments and no debt.

•During the first quarter, Cognex generated $45 million of cash from operating activities compared to $41 million in the first quarter of 2025, an increase of 10%.

•During the first quarter, Cognex generated Free Cash Flow (FCF) of $42 million compared to $38 million in the first quarter of 2025, an increase of 11%. First quarter FCF conversion rate was 82% of net income and 74% of Adjusted net income. Trailing twelve-month FCF conversion rate was 169% of net income and 119% of Adjusted net income.

•Cognex repurchased $99 million of its common stock and paid $14 million in dividends to shareholders in the first quarter.

Dividend
On May 6, 2026, Cognex's Board of Directors declared a quarterly cash dividend of $0.085 per share. The dividend is payable on June 4, 2026, to all shareholders of record at the close of business on May 21, 2026.

Guidance
Cognex issued second-quarter 2026 guidance; details are summarized in the table below.

(Dollars in millions, except per share amounts)	Q2 2026 Guidance	Q2 2025 Results	Y/Y Change*
Revenue	$280 - $300	$249	+16.5%

Adjusted EBITDA Margin[1]	28% - 31%	20.7%	+880 bps

Adjusted Earnings Per Share (diluted)[1]	$0.40 - $0.44	$0.25	+68.0%

*At the midpoint of guidance.
1Cognex has provided the forward-looking non-GAAP measures of adjusted EBITDA margin, and adjusted earnings per share (diluted), but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as reorganization charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”. In Q2 2025 the GAAP operating margin was 17.4% and GAAP earnings per share (diluted) were $0.24.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on May 7, 2026, at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 or (201) 389-0911 if outside the United States.

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

Forward-Looking Statements

Certain statements made in this release, as well as oral statements made by the Company from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers can identify these forward-looking statements by our use of the words "expects," "anticipates," "estimates," "potential," "believes," "projects," "intends," "plans," "aims," "will," "may," "shall," "could," "should," "opportunity," "goal," "objective," "target," "milestone" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance, financial targets, milestones and related timing expectations, the impacts of our strategic portfolio review, the impact of tariffs, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities including our salesforce transformation, new product offerings, innovation and product development activities, customer acceptance of our products, commercial partnerships, capital expenditures, cost management activities including expected annualized operating expense reductions, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, acquisitions, and estimated tax benefits and expenses, changes in tax legislation, and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees and effectively plan for succession, while maintaining our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the imposition of tariffs, the economic climate in China, and the wars and conflicts involving Iran, Ukraine, and Israel and those that may arise in the future in the geographies where we conduct business; (6) the challenges in integrating and achieving expected results from acquired businesses; (7) uncertainty surrounding our future capital needs; (8) the inability to effectively scale our operations and salesforce to support a significantly expanded customer base; (9) information security breaches and other cybersecurity threats; (10) the failure to comply with laws or regulations relating to data privacy, data protection, AI, or other automated technologies; (11) the inability to protect our proprietary technology and intellectual property; (12) the inability to manage direct and indirect disruptions to our supply chain, which could cause delays in obtaining components for our products at reasonable prices; (13) the failure to manufacture and deliver products in a timely manner; (14) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices, including memory chips; (15) the inability to design and manufacture high-quality products; (16) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive end markets; (17) challenges in accurately forecasting our financial results due to seasonal and cyclical variations in customer purchasing patterns and economic and market volatility; (18) potential impairment charges with respect to our investments or acquired intangible assets; (19) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (20) fluctuations in foreign currency exchange rates and the use of derivative instruments; (21) unfavorable global economic conditions, including, without limitation, increases in interest rates, elevated inflation rates, and recession risks; (22) business disruptions from natural or man-made disasters, public health crises, or other events outside our control; (23) stock price volatility; (24) our involvement in time-consuming and costly litigation or activist shareholder activities; and (25) the failure to effectively transform our operating model, manage our expenses, and achieve expected cost reductions. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the "Annual Report"), as updated by Part II - Item 1A of our Quarterly Report on Form 10-Q as filed with the SEC. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	April 5, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$237,343	$262,925
Current investments	59,413	74,037
Accounts receivable, net of allowance for credit losses of $781 and $728 in 2026 and 2025, respectively	170,721	146,713
Unbilled revenue	16,401	16,980
Inventories	135,549	137,889
Prepaid expenses and other current assets	70,922	58,702
Total current assets	690,349	697,246
Non-current investments	325,186	305,339
Property, plant, and equipment, net	84,291	86,015
Operating lease assets	69,709	72,310
Goodwill	382,818	386,279
Intangible assets, net	67,140	81,100
Deferred income taxes	381,100	383,272
Other assets	5,025	4,994
Total assets	$2,005,618	$2,016,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,551	$50,203
Accrued expenses	77,399	91,397
Accrued income taxes	6,172	9,141
Deferred revenue and customer deposits	34,053	21,094
Operating lease liabilities	12,310	11,716
Total current liabilities	189,485	183,551
Non-current operating lease liabilities	61,707	64,870
Deferred income taxes	252,230	250,512
Reserve for income taxes	21,336	24,269
Other liabilities	1,891	1,452
Total liabilities	526,649	524,654

Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2026 and 2025, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2026 and 2025, respectively; issued and outstanding: 166,527 and 166,997 shares in 2026 and 2025, respectively	333	334
Additional paid-in capital	1,194,927	1,138,708
Retained earnings	344,443	406,355
Accumulated other comprehensive loss, net of tax	(60,734)	(53,496)
Total shareholders’ equity	1,478,969	1,491,901
Total liabilities and shareholders' equity	$2,005,618	$2,016,555

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended
	April 5, 2026	March 30, 2025

Revenue	$268,437	$216,036
Cost of revenue (1)	77,498	71,713
Gross profit	190,939	144,323
Percentage of revenue	71.1%	66.8%
Research, development, and engineering expenses (1)	37,025	34,727
Percentage of revenue	13.8%	16.1%
Selling, general, and administrative expenses (1)	94,041	83,504
Percentage of revenue	35.0%	38.7%
Operating income	59,873	26,092
Percentage of revenue	22.3%	12.1%
Foreign currency gain (loss)	(1,345)	(2,453)
Investment income	4,836	3,990
Other income (expense)	(1,607)	169
Income before income tax expense	61,757	27,798
Income tax expense	10,053	4,195
Net income	$51,704	$23,603
Percentage of revenue	19.3%	10.9%

Net income per weighted-average common and common-equivalent share:
Basic	$0.31	$0.14
Diluted	$0.31	$0.14

Weighted-average common and common-equivalent shares outstanding:
Basic	166,514	169,265
Diluted	168,386	170,391

Cash dividends per common share	$0.085	$0.080

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$925	$668
Research, development, and engineering	5,094	4,696
Selling, general, and administrative	5,914	4,575
Total stock-based compensation expense	$11,933	$9,939

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating expense, adjusted operating income and margin, adjusted EBITDA and margin, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow and free cash flow conversion rate. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross profit and margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating income and margin: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted EBITDA and margin: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs, discrete tax items, tax impact on reconciling items and one-time discrete events (such as loss on sale of business).

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

•Free cash flow conversion rate: Free cash flow divided by adjusted net income.

Cognex may disclose results on a constant-currency basis as one measure to evaluate its performance and compare results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts
(Unaudited)

	Three-months Ended
	April 5, 2026	March 30, 2025

Gross profit (GAAP)	$190,939	$144,323
Acquisition and integration costs	216	242
Amortization of acquisition-related intangible assets	1,337	1,338
Reorganization charges	374	86
Adjusted gross profit	$192,866	$145,989
GAAP gross margin	71.1%	66.8%
Adjusted gross margin	71.8%	67.6%

Operating expense (GAAP)	$131,066	$118,231
Acquisition and integration costs	(15)	(538)
Amortization of acquisition-related intangible assets	(1,195)	(1,290)
Reorganization charges	(4,755)	(1,622)
Adjusted operating expense	$125,101	$114,781

Operating income (GAAP)	$59,873	$26,092
Acquisition and integration costs	231	780
Amortization of acquisition-related intangible assets	2,532	2,628
Reorganization charges	5,129	1,708
Adjusted operating income	$67,765	$31,208
GAAP operating margin	22.3%	12.1%
Adjusted operating margin	25.2%	14.4%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	4,472	5,083
Adjusted EBITDA	$72,237	$36,291
Adjusted EBITDA margin	26.9%	16.8%

Net income (GAAP)	$51,704	$23,603
Acquisition and integration costs	231	780
Amortization of acquisition-related intangible assets	2,532	2,628
Reorganization charges	5,129	1,708
Loss on sale of business	1,539	—
Discrete tax (benefit) expense	(1,179)	(307)
Tax impact of reconciling items	(2,638)	(1,365)
Adjusted net income	$57,318	$27,047

Earnings per share of common stock, diluted (GAAP)	$0.31	$0.14
Acquisition and integration costs	—	—
Amortization of acquisition-related intangible assets	0.02	0.02
Reorganization charges	0.03	0.01
Loss on sale of business	0.01	—
Discrete tax (benefit) expense	(0.01)	—
Tax impact of reconciling items	(0.02)	(0.01)
Adjusted earnings per share of common stock, diluted	$0.34	$0.16

Effective tax rate (GAAP)	16.3%	15.1%
Discrete tax benefit (expense)	1.9%	1.1%
Net impact of other reconciling items	1.3%	1.6%
Adjusted effective tax rate	19.5%	17.8%

Cash provided by operating activities (GAAP)	$45,093	$40,502
Capital expenditures	(2,757)	(2,501)
Free cash flow	$42,336	$38,001

Description of adjustments:
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the periods presented, these costs were primarily related to the ongoing integration of Moritex Corporation, which the company acquired in the fourth quarter of 2023.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Reorganization charges:
•The Company has incurred charges related to the reorganization of its employees. During the three-month period ended April 5, 2026, these costs consisted primarily of severance and consulting fees.

Loss on sale of business:
•The Company has recognized a pre-tax loss related to the divestiture of its Japan-focused trading business, which includes direct costs associated with the divestiture incurred during the three-month period ended April 5, 2026.

Discrete tax (benefit) expense and tax impact of reconciling items:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, establishments and adjustments of valuation allowances, stock based compensation, and adjustments to deferred tax positions.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

About Cognex Corporation

For over 40 years, Cognex has been making advanced machine vision easy, paving the way for manufacturing and distribution companies to become faster, smarter, and more efficient through automation. Innovative technology in our vision sensors and systems solves critical manufacturing and distribution challenges, providing unparalleled performance for industries from automotive to consumer electronics to packaged goods.

Cognex makes these tools more capable and easier to deploy thanks to a longstanding focus on AI, helping factories and warehouses improve quality and maximize efficiency without needing highly technical expertise. We are headquartered near Boston, USA, with locations in over 30 countries and more than 30,000 customers worldwide. Learn more at cognex.com.

Investor Relations Contact:
Greer Aviv – Head of Investor Relations
Cognex Corporation
Greer.Aviv@cognex.com